As filed with the Securities and Exchange Commission on August 8, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3248524
(State of Incorporation)	(I.R.S. Employer Identification No.)

1180 Veterans Boulevard

South San Francisco, California

(Address of principal executive offices)

Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan

Rigel Pharmaceuticals, Inc. Inducement Plan

(Full title of the plan)

Raul R. Rodriguez

President and Chief Executive Officer

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, California 94080

(650) 624-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Peinsipp

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111-5800

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock (par value $0.001)
Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan	39,070,403	(1)(2)	$2.71 - $3.98	$106,223,692.13	$13,224.85
Rigel Pharmaceuticals, Inc. Inducement Plan	308,000	(2)(3)	$2.71	$834,680.00	$103.92
Total	39,378,403			$107,058,372.13	$13,328.77

(1)          This Registration Statement registers the offer and sale of an aggregate of 39,070,403 shares of common stock of Rigel Pharmaceuticals, Inc. (the “Company”), par value $0.001 per share (the “Common Stock”), that are or that may become issuable under the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), which number of shares of Common Stock is comprised of the sum of (i) 10,032,133 unallocated shares of Common Stock remaining available for the grant of new awards under the Rigel Pharmaceuticals, Inc. 2011 Equity Incentive Plan, the Rigel Pharmaceuticals, Inc. 2000 Equity Incentive Plan, as amended and restated, and the Rigel Pharmaceuticals, Inc. 2000 Non-Employee Directors’ Stock Option Plan (together, the “Prior Plans”) as of May 16, 2018, the effective date of the 2018 Plan, (ii) 5,000,000 newly reserved shares of Common Stock and (iii) certain shares of Common Stock subject to awards granted under the Prior Plans that may become available for grant under the 2018 Plan as such shares become available from time to time as set forth in the 2018 Plan. For more details, see the Explanatory Note following this cover page.

(2)          Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2018 Plan or the Rigel Pharmaceuticals, Inc. Inducement Plan, as amended (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)          Represents shares of the Registrant’s Common Stock that were added to the Inducement Plan pursuant to share reserve increases approved by the Registrant’s Compensation Committee of the Board of Directors.

(4)          Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The offering price per share and the aggregate offering price are based on the (a) the weighted average exercise price for the shares of Common Stock subject to options granted under the 2018 Plan and (b) the average of the high ($2.76) and low ($2.66) market prices of the Common Stock as reported on The Nasdaq Global Market on August 6, 2018. The chart below details the calculation of the registration fee for the 2018 Plan.

	Number of			Aggregate Offering
	Shares of	Offering Price		Price/Registration
Securities	Common Stock	Per Share		Fee
Common Stock, $0.001 par value per share, issuable upon the exercise of outstanding options granted under the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan	270,000	$3.98	(4)(a)	$1,074,600.00
Common Stock, $0.001 par value per share, reserved for future grant under the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan	38,800,403	$2.71	(4)(b)	$105,149,092.13
Proposed Maximum Aggregate Offering Price				$106,223,692.13
Registration Fee				$13,224.85

EXPLANATORY NOTE

Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan

On May 16, 2018 (the “Effective Date”), at the 2018 annual meeting of stockholders of Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the Company’s stockholders approved the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides, among other things, that the number of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), reserved for issuance under the 2018 Plan (subject to adjustment for certain changes in the Company’s capitalization) is equal to the sum of (i) 10,032,133 unallocated shares of Common Stock remaining available for the grant of new awards under the under the Rigel Pharmaceuticals, Inc. 2011 Equity Incentive Plan, the Rigel Pharmaceuticals, Inc. 2000 Equity Incentive Plan, as amended and restated, and the Rigel Pharmaceuticals, Inc. 2000 Non-Employee Directors’ Stock Option Plan (together, the “Prior Plans”) as of May 16, 2018, the effective date of the 2018 Plan, (ii) 5,000,000 newly reserved shares of Common Stock and (iii) certain shares of Common Stock subject to awards granted under the Prior Plans that may become available for grant under the 2018 Plan as such shares become available from time to time (such shares, the “Prior Plans’ Returning Shares”). Such Prior Plans’ Returning Shares become available for issuance under the 2018 Plan if outstanding stock awards granted under the Prior Plans, from and after the Effective Date, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding stock options and stock appreciation rights granted under the Prior Plans with an exercise or strike price of at least 100% of the fair market value of the underlying Common Stock on the date of grant, are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award.

As a result, this Registration Statement is filed by the Company to register an aggregate 39,070,403 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable under the 2018 Plan assuming that all Prior Plans’ Returning Shares become available for issuance under the 2018 Plan.

Rigel Pharmaceuticals, Inc. Inducement Plan

The Company is also filing this Registration Statement for the purpose of registering an additional 308,000 shares of its Common Stock issuable to eligible persons under the Rigel Pharmaceuticals, Inc. Inducement Plan, as amended (the “Inducement Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the 2018 Plan and the Inducement Plan, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 6, 2018, as amended on Form 10-K/A, filed with the Commission on March 29, 2018;

•                  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 1, 2018;

•                  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the Commission on August 8, 2018;

•                  The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2018, February 2, 2018, April 20, 2018, May 18, 2018 and May 31, 2018;

•                  The information specifically incorporated by reference into the Registrant’s 2017 Annual Report on Form 10-K referred to above from the Registrant’s definitive proxy statement relating to the Registrant’s 2018 annual meeting of stockholders, filed with the Commission on April 4, 2018; and

•                  The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 3, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that no director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of the duty of loyalty to the Registrant or the Registrant’s stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

•                  for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation further provides that the Registrant must indemnify the Registrant’s directors to the fullest extent permitted by Delaware law. In addition, the Registrant’s amended and restated bylaws provide that:

•                  the Registrant is required to indemnify the Registrant’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

•                  the Registrant may indemnify the Registrant’s other employees and agents as set forth in the Delaware General Corporation Law;

•                  the Registrant is required to advance expenses to the Registrant’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

•                  the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant to indemnify these individuals against expenses, witness fees, damages, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these individuals may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Registrant or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 7.         Exemption from Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

Exhibit Number
4.1(1)	Amended and Restated Certificate of Incorporation of the Company.
4.2(2)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company.
4.3(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company.
4.4(4)	Amended and Restated Bylaws of the Company.
4.5(5)	Specimen Common Stock Certificate of the Company.
5.1	Opinion of Cooley LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages to this Registration Statement.
99.1(6)	Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan.
99.2(7)	Rigel Pharmaceuticals, Inc. Inducement Plan, as amended.

(1)	Document incorporated by reference to the Company’s Current Report on Form 8-K (No. 000-29889), filed with the Securities and Exchange Commission on June 24, 2003.

(2)	Document incorporated by reference to the Company’s Current Report on Form 8-K (No. 000-29889), filed with the Securities and Exchange Commission on May 29, 2012.

(3)	Document incorporated by reference to the Company’s Current Report on Form 8-K (No. 000-29889), filed with the Securities and Exchange Commission on May 18, 2018.

(4)	Document incorporated by reference to the Company’s Current Report on Form 8-K (No. 000-29889), filed with the Securities and Exchange Commission on February 2, 2007.

(5)	Document incorporated by reference to the Company’s Current Report on Form 8-K (No. 000-29889), filed with the Securities and Exchange Commission on June 24, 2003.

(6)	Document incorporated by reference to the Company’s Form 10-Q (No. 000-29889), filed with the Securities and Exchange Commission on August 8, 2018.

(7)	Document incorporated by reference to the Company’s Form 10-K (No. 000-29889), filed with the Securities and Exchange Commission on March 6, 2018.

Item 9.         Undertakings.

1.              The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on August 8, 2018.

RIGEL PHARMACEUTICALS, INC.

By:	/s/ Raul R. Rodriguez
Raul R. Rodriguez
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raul R. Rodriguez and Dean Schorno, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raul R. Rodriguez	President, Chief Executive Officer and	August 8, 2018
Raul R. Rodriguez	Director (Principal Executive Officer)

/s/ Dean Schorno	Chief Financial Officer (Principal Financial Officer)	August 8, 2018
Dean Schorno

/s/ Nelson D. Cabatuan	Interim Principal Accounting Officer	August 8, 2018
Nelson D. Cabatuan	(Principal Accounting Officer)

/s/ Gary A. Lyons	Chairman of the Board of Directors	August 8, 2018
Gary A. Lyons

/s/ Bradford S. Goodwin	Director	August 8, 2018
Bradford S. Goodwin

/s/ Walter H. Moos	Director	August 8, 2018
Walter H. Moos

Director
Keith A. Katkin

/s/ Peter S. Ringrose	Director	August 8, 2018
Peter S. Ringrose

/s/ Brian L. Kotzin	Director	August 8, 2018
Brian L. Kotzin

/s/ Gregg A. Lapointe	Director	August 8, 2018
Gregg A. Lapointe